MAA Announces Taxable Composition of 2017 Distributions

MEMPHIS, Tenn., Jan. 19, 2018 /PRNewswire/ -- Mid-America Apartment Communities, Inc. or MAA (NYSE: MAA) announced the taxable composition of the 2017 distributions paid to shareholders. The company does not expect any portion of the 2017 distributions paid to shareholders to represent a return of capital. The company did not incur any foreign taxes. The composition presented is applicable to all dividend distributions during 2017. The classifications for 2017 are as follows:

Common Stock (MAA) (CUSIP 59522J103)

Record Dates	Payable Dates	Cash Distributions Per Share	Ordinary Taxable Distribution	Long Term Capital Gain	Unrecaptured Sec. 1250 Gain
1/13/17	1/31/17	$0.8700	80.1256%	8.8640%	11.0104%
4/13/17	4/28/17	$0.8700	80.1256%	8.8640%	11.0104%
7/14/17	7/31/17	$0.8700	80.1256%	8.8640%	11.0104%
10/13/17	10/31/17	$0.8700	80.1256%	8.8640%	11.0104%

8.5% Series I Cumulative Redeemable Preferred Stock (MAA/PI) (CUSIP 59522J889)

Record Dates	Payable Dates	Cash Distributions Per Share	Ordinary Taxable Distribution	Long Term Capital Gain	Unrecaptured Sec. 1250 Gain
3/15/17	3/31/17	$1.0625	80.1256%	8.8640%	11.0104%
6/15/17	6/30/17	$1.0625	80.1256%	8.8640%	11.0104%
9/15/17	10/2/17	$1.0625	80.1256%	8.8640%	11.0104%
12/15/17	1/2/18	$1.0625	80.1256%	8.8640%	11.0104%

This release is based on the preliminary work the company has performed on its tax filings and is subject to correction or adjustment based on the completion of those filings. Shareholders are encouraged to consult with their personal tax advisors as to their specific tax treatment of these MAA distributions. The company is releasing information at this time to aid those required to distribute Forms 1099 on the company's dividends. No material change in the taxable composition is expected.

About MAA
MAA, an S&P 500 company, is a real estate investment trust focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities throughout the United States. As of September 30, 2017, MAA had ownership interest in 100,986 apartment units, including communities currently in development, across 17 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include those made about the expectation that the company will have no material change in taxable composition of its 2017 distributions. The expectation is based on preliminary work the company has performed on its year end filings and on information currently available. Unknown risks, uncertainties and other factors may cause actual results, performance or achievements of the company to differ materially from those on which these calculations were based. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc. with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), +1-901-682-6600, investor.relations@maac.com